Exhibit 99.7

Consent of Person Named
as About to Become a Director

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, the undersigned, who has agreed to serve as a member of the Board of Directors of Wizards-Patriots Holdings, Inc. (the “Company”) hereby grants the Company consent to use his name in its Registration Statement on Form S-4 and all amendments, including post-effective amendments, to the Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933).

Dated: May 21, 2004

By:	/s/ Royce Yudkoff
Name: Royce Yudkoff